UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

CROWN CRAFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AN IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS
THE WYNNEFIELD GROUP’S NOMINEES ARE WRONG FOR YOUR COMPANY
The United States Securities and Exchange Commission (the SEC) has charged Obus and Wynnefield with having engaged in acts of fraud and deceit and seeks to bar Obus from serving as an officer or director of any public company.
Wasserman takes his direction from Wynnefield and Obus
Wynnefield offers only a short-sighted, self-serving agenda
THE COMPANY’S BOARD AND MANAGEMENT HAVE A PROVEN TRACK RECORD AND THE RIGHT PLAN TO LEAD CROWN CRAFTS AND CONTINUE INCREASING STOCKHOLDER VALUE
THE COMPANY’S NOMINEES ARE EXPERIENCED, INDEPENDENT AND FIRMLY COMMITTED TO ENHANCING VALUE FOR ALL CROWN CRAFTS STOCKHOLDERS
YOUR VOTE IS IMPORTANT TO US — SUPPORT YOUR BOARD’S NOMINEES
VOTE FOR ME AND THE TEAM YOU CAN TRUST — A VOTE FOR WYNNEFIELD IS A VOTE AGAINST US
YOUR VOTE IS IMPORTANT

AN IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS
July 16, 2007
Dear Fellow Crown Crafts Stockholder:
          The Annual Meeting of Stockholders of Crown Crafts, Inc., to be held on August 14, 2007, is an important opportunity for you to cast your vote in support of your Board of Directors and their role in the Company’s successes that have contributed to the long-term value of your investment. Your Board of Directors has nominated for re-election myself and two other highly qualified candidates – William T. Deyo, Jr. and Steven E. Fox – and we each share a deep commitment to serving your best interests.
          As you may be aware, a New York-based investment fund, Wynnefield Partners Small Cap Value, L.P., and certain of its offshore and U.S. affiliates (together, Wynnefield or the Wynnefield Group) have proposed a slate of two director nominees in opposition to two incumbent directors nominated by your Board – Messrs. Deyo and Fox. We firmly believe the Wynnefield Group’s initiation of this costly and disruptive proxy contest is not in your best interests.
          Your Board unanimously recommends that you vote your shares FOR the Company’s nominees by signing, dating and returning the enclosed WHITE proxy card today. We urge you to discard and not return any gold proxy card you may receive from the Wynnefield Group.
THE WYNNEFIELD GROUP’S NOMINEES ARE WRONG FOR YOUR COMPANY
          The Wynnefield Group has proposed a slate of director nominees consisting of Nelson Obus, a Wynnefield principal, and his close business associate, Frederick G. Wasserman. We do not believe that either of these individuals is right for Crown Crafts or possesses the necessary qualifications to effectively serve on your Board of Directors.
The United States Securities and Exchange Commission (the SEC) has charged Obus and Wynnefield with having engaged in acts of fraud and deceit and seeks to bar Obus from serving as an officer or director of any public company.
          Obus, along with other members of the Wynnefield Group and another Wynnefield employee, is a named defendant in an ongoing suit brought by the SEC in federal court for insider trading. In its amended complaint, filed only last month, the SEC charges that Obus and the other defendants “knowingly or recklessly engaged in acts that violated the federal securities law,” “engaged in acts, practices or courses of business that have operated . . . as a fraud and deceit upon other persons” and breached their fiduciary duties of trust and confidence. The Wynnefield Group’s proxy materials make only passing reference to these charges, doing little more than “emphatically” denying them. What they don’t tell you, however, is that the SEC is demanding that Obus and the other defendants pay back their “ill-gotten gains” of more than $1.3 million and pay a civil money penalty and that Obus be barred from acting as an officer or director of any public company.

           Why would any company put Obus on its board? Does this sound like someone who is fully committed, as is your Board, to the highest ethical standards, principles of fair dealing and strict compliance with the law?
Wasserman takes his direction from Wynnefield and Obus.
           In November 2005, at the request of Wynnefield, we agreed to permit Wasserman to participate in all meetings of the Board as a non-voting observer. We terminated this observer right at the end of last month when Wynnefield launched its proxy contest. By that time, Wasserman had fully demonstrated that he was simply a mouthpiece for Wynnefield, rather than someone who, as the Wynnefield Group suggests of its nominees, would bring fresh thinking to the Board on behalf of the Company’s stockholders. The Wynnefield Group’s proxy materials tout Wasserman’s service on the boards of other public companies. However, those materials fail to state that Wynnefield is a substantial stockholder in each of those other companies, that Wasserman is serving at the behest of Wynnefield or that Wasserman has not served on any of these boards for more than nine months.
          Wasserman’s nomination to your Board clearly reflects the Wynnefield Group’s hand-picking of an individual with established business relationships with Wynnefield. Again, given the storm of SEC allegations that surrounds Obus and the Wynnefield Group today, it is inconceivable that any company would want one of their close business associates on its board.
Wynnefield offers only a short-sighted, self-serving agenda.
          The Wynnefield Group’s short-sighted, self-serving agenda is reflected in its proxy materials and past actions. While your Board is proud of its recent accomplishments and excited about the future of the Company, the Wynnefield Group is demanding seats on your Board of Directors in order to press for the hiring of an investment banker to pursue a sale of the Company without regard to building long-term stockholder value. Unlike your independent Board, the Wynnefield Group is responsible only to its unnamed and undisclosed backers and has neither allegiance nor responsibility to you or your fellow Crown Crafts stockholders.
          The Wynnefield Group has demanded similar action of the Company in the past. In 2004, at the request of Wynnefield, the Company hired an investment banker to evaluate the repurchase of the warrants previously held by the Company’s lenders. Crown Crafts terminated that relationship when it became clear that any transaction would cost the Company in excess of $4.5 million, including investment banker fees. Ultimately, the Company, without hiring and paying an investment banker, successfully negotiated a refinancing of the Company’s debt in 2006 that resulted in the full cancellation of the lender warrants.
           In addition, if either of Wynnefield’s nominees is elected to the Board, the Wynnefield Group’s proxy materials state that Wynnefield intends to seek reimbursement from the Company for its proxy solicitation expenses, which Wynnefield estimates will be $325,000 (of which approximately $150,000 has already been spent) without submitting the question of reimbursement of those expenses to a vote of the Company’s stockholders. This action further underscores the self-serving nature of Wynnefield’s agenda.

THE COMPANY’S BOARD AND MANAGEMENT HAVE A PROVEN
TRACK RECORD AND THE RIGHT PLAN TO LEAD CROWN CRAFTS
AND CONTINUE INCREASING STOCKHOLDER VALUE
          During fiscal year 2007 alone, with your current Board and management in place, Crown Crafts achieved the following:
•	a more than 600% increase in the Company’s stock price

•	listing on The Nasdaq Stock Market

•	favorable refinancing of debt facilities (after having reduced debt by more than $35 million over a five-year period)

•	extinguishment of outstanding lender warrants, exercisable at $0.11 per share, that would have given the lenders control of the Company
          When current management took the Company’s reins in 2001, Crown Crafts was burdened by excessive debt and the overhang of warrants that, on exercise, would have resulted in the Company’s lenders owning 65% of our outstanding shares. Although this severely hindered the Company’s ability to grow, management and your Board focused on other initiatives within its control, including restructuring the Company’s operations to cut costs and increase efficiencies. Under the leadership of your Board, the Company has delivered six consecutive years of profitability.
          Your Board and management also led the charge to aggressively pay down the Company’s debt. In July 2006, the Company refinanced its debt facilities, beginning a new relationship with The CIT Group. This refinancing represented a monumental success for Crown Crafts. What had been $48 million in debt in July 2001 was reduced to $5.8 million as of April 1, 2007, and the warrants held by the Company’s former lenders were fully extinguished, all without the extraordinary cost to the Company that would have been commanded by an investment banker. Indeed, had we hired the investment banker recommended to us by Wynnefield, we would have had to pay that banker a fee of more than $1.25 million in connection with the refinancing.
          The July 2006 debt and capital restructuring has resulted in a Crown Crafts that is more nimble and poised for growth. The Company’s history is one of growth through successful acquisitions, but the Company’s past lender relationship and debt position did not permit us to make any acquisitions. Now, with the support of CIT, the Board is actively pursuing strategic acquisitions that will build long-term stockholder value.
          Building on the successes of fiscal year 2007, our strategies to enhance future stockholder value focus on the following key objectives:
•	completing key strategic acquisitions

•	achieving organic growth and continuing to improve profitability and increase efficiencies

•	optimizing the Company’s debt and capital structure
          In pursuing and achieving these strategic objectives, we believe that we will be better positioned financially and competitively to capitalize on future opportunities and build long-term value for our investors. We believe that our prospects are very promising and that our strategic plan will provide excellent opportunities to enhance growth and profitability.

           Quite simply, the Wynnefield Group’s push for a sale of Crown Crafts now is ill-timed and reflects Wynnefield’s lack of understanding of our Company. This is not the time to disrupt our operations or distract our employees with concerns about their future and that of Crown Crafts. This is the time to grow our Company with the leadership of an experienced Board and management team.
THE COMPANY’S NOMINEES ARE EXPERIENCED, INDEPENDENT AND FIRMLY
COMMITTED TO ENHANCING VALUE FOR ALL CROWN CRAFTS STOCKHOLDERS
           Your Board is comprised of respected business leaders with extensive professional experience and knowledge of our industry. This Board led an unprecedented turnaround at Crown Crafts that has resulted in significant increases in stockholder value. In addition to their experience and knowledge, the incumbent nominees have demonstrated a commitment to our stockholders that is vital to the stability and success of Crown Crafts.
           You are fortunate to have a Board who understands and is willing to shoulder the time commitment necessary to effectively fulfill its responsibilities. Your Board has a sense of common purpose and the energy, industry knowledge, business sense, character and integrity that you would want in your leadership. Wynnefield’s suggestion that its nominees be added to the Board to “build stockholder value” and that they alone – not the Board – are capable of doing this is an unwarranted and misguided attack on the highly qualified, dedicated and experienced members of your Board.
           Further evidencing its commitment to the Company’s stockholders, the Board has authorized a $6 million share repurchase program. Although the Wynnefield Group suggests in its proxy materials that this action may have been taken by the Board following the announcement of Wynnefield’s nominees in an attempt by the Board to win your favor, the features of the repurchase program were all but finalized prior to Wynnefield’s announcement, as Wynnefield must know from Wasserman, who was actively involved in all Board deliberations concerning the buyback.
           We urge you to support the Company’s nominees, putting your trust in those who have led Crown Crafts successfully.
•	William T. Deyo, Jr. has been a principal of Goddard Investment Group, LLC, a real estate investment group, since 1999. Mr. Deyo previously served as Executive Vice President of Wachovia Bank, where he worked for over 20 years. He is a member of the audit committee.

•	Steven E. Fox is a partner in the Atlanta-based law firm of Rogers & Hardin LLP, where he has practiced since 1976 and serves on the firm’s management committee. He has over 30 years of experience in corporate finance, corporate governance, mergers and acquisitions and securities work for public and privately-held companies in the U.S. and abroad. In addition, Mr. Fox was recently named as one of the top 100 lawyers in Georgia by Atlanta magazine and is included in the 2007 edition of The Best Lawyers in America. Mr. Fox has also been selected in 2007 by Chambers USA as one of the leading business lawyers in the country and is one of a select group of lawyers to be included in two different corporate practice areas in the first edition of Who’s Who Legal: Georgia 2007, published by the official research partner of the International Bar Association.

Mr. Fox currently serves on the Company’s compensation committee. He has notified the Company, however, that in response to Wynnefield’s concerns, he will resign from the compensation committee immediately following the annual meeting if he is re-elected to the Board.

•	I joined Crown Crafts in January 1995 and have been President, Chief Executive Officer and Chairman of the Company since 2001. Prior to joining Crown Crafts, I served as President of Beacon Manufacturing Company, a producer of adult and infant blankets, from December 1988 to January 1995 and as Vice Chairman of Wiscassett Mills Company, a yarn manufacturer, from 1990 to 1994.
           Don’t be misled by the self-serving rhetoric of the Wynnefield Group. One of its nominees is a Wynnefield principal surrounded by a cloud of SEC litigation and the other is a close business associate. In our experience, its nominees bring nothing to the table but their dedication to Wynnefield’s agenda and the problematic balance they must strike between their fiduciary duties to you, a Crown Crafts stockholder, and their loyalties and obligations to the Wynnefield Group, its investors and its desire to see a quick sale of the Company.
           This is not about Wynnefield having a voice. With its designee — Wasserman — in the Board room the past 18 months, Wynnefield has had a voice. We remain committed to an ongoing dialogue with Wynnefield and all other stockholders.
           This is not about corporate governance practices. All members of your Board, other than myself, are independent. And to further reinforce our commitment to best practices, at its next meeting the Board intends to designate an independent “lead director” to aid the Board in assuring effective corporate governance in managing the affairs of the Company.
           In its proxy materials, the Wynnefield Group criticizes the Company’s staggered board structure, asserting that it diminishes a director’s accountability to Crown Crafts stockholders. This assertion is unfounded. Board members are subject to the same fiduciary duties to the Company and its stockholders without regard to the length of their term of service or the frequency of their standing for re-election. Moreover, a staggered board means that the majority of your Board at any given time will have experience in the Company’s business and affairs, promoting continuity and stability of the Company’s business strategies and policies.
YOUR VOTE IS IMPORTANT TO US — SUPPORT YOUR BOARD’S NOMINEES
          Your Board firmly believes that the best path to maximize value for all stockholders is the continued execution of our strategic plan. We urge you to sign, date and return the enclosed WHITE proxy card today.
VOTE FOR ME AND THE TEAM YOU CAN TRUST — A VOTE FOR WYNNEFIELD IS A
VOTE AGAINST US
          Your vote is very important to us, no matter the size of your holdings. To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You can also vote by internet or telephone by following the instructions on the WHITE proxy card. Please do not sign or return any gold proxy card sent to you by the Wynnefield Group. If you have any questions or need any assistance voting your shares, do not hesitate to contact Georgeson Inc., who is assisting us in this matter, toll free at 1-888-605-7561.
          We appreciate your continued support.
On behalf of your Board of Directors,

E. Randall Chestnut
Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT
1.	To vote FOR your Company’s nominees, you MUST execute a WHITE proxy card.

2.	The Board of Directors urges you to DISCARD any gold proxy cards that you may have received from the Wynnefield Group. A “WITHHOLD AUTHORITY” vote on the Wynnefield Group’s gold proxy card is NOT a vote for the Company’s nominees.

3.	If you have voted on a gold proxy card but wish to support your Company’s nominees, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible. You can also vote by internet or telephone by following the instructions on the WHITE proxy card.

4.	Remember – ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.

5.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares FOR your Company’s nominees on the WHITE proxy card.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (888) 605-7561